Exhibit 3.3

TEXT OF AMENDMENT TO THE
BY-LAWS OF CHARMED HOMES INC.
(the “BY-LAWS”)

****

Article III of the By-Laws was amended and restated in its entirety as follows:

“ACTIONS BY WRITTEN CONSENT.

An action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records.

Any action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting if the action is taken by all of the directors then-serving and is evidenced by a written consent describing the action to be taken and signed by each director. Such written consent shall be included in the corporate records.”

THIS AMENDMENT TO THE BY-LAWS
WAS ADOPTED ON

November 20, 2008

BY RESOLUTION OF THE BOARD OF DIRECTORS OF

CHARMED HOMES INC.

/s/ KEVIN LIGGINS
Kevin Liggins
Secretary